[QSGI A WINDSORTECH COMPANY LOGO OMITTED]

For Immediate Release

IR Contact                                  Media Contact
David Waldman                               Chenoa Taitt
Lippert/Heilshorn & Associates              Lippert/Heilshorn & Associates
dwaldman@lhai.com                           ctaitt@lhai.com
-----------------                           ---------------
(212) 838-3777                              (212) 838-3777


             WINDSORTECH, d/b/a QSGI, EXECUTES A NEW LINE OF CREDIT

HIGHTSTOWN, NJ--May 3, 2005--WindsorTech, Inc. (OTCBB: WSRT) d/b/a QSGI, has executed a new two-year, $4.3 million inventory and receivables-based line of credit, and has been approved for an additional $700,000 international line of credit. The new facility was entered into with Fifth Third Bank.

Marc Sherman, chairman and chief executive officer of WindsorTech, stated, "The combined $5.0 million line of credit strengthens our financial position, and provides us additional flexibility to take advantage of growth opportunities as they arise. With no long-term debt, this new line of credit further reinforces the progress we have made in strengthening our balance sheet."

About WindsorTech

WindsorTech Inc., d/b/a QSGI, manages the information technology (IT) products of Fortune 1000 and government clients, and provides global solutions for meeting its customers' data security and regulatory compliance needs. QSGI offsets its clients' expenses through its value-added remarketing program. Prior to resale, the company utilizes its proprietary Department of Defense (DOD) level certified data sweep to eliminate otherwise recoverable data. QSGI reduces its customers' potential liability, by ensuring regulatory and environmental compliance for IT products. QSGI also maintains and provides services on enterprise-class hardware, including mainframes, midrange servers, tape storage products and disk storage products.

Statements about WindsorTech's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are `forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. WindsorTech intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and WindsorTech's actual results could differ materially from expected results. WindsorTech undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

                                      # # #